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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
      Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 1-10877

                         Terra Nitrogen Company, L.P.
                                 P.O. Box 6000
                               600 Fourth Street
                           Sioux City, IA 51102-6000
                                (712) 277-1340

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Senior Preference Units Representing Limited
              Partner Interests Evidenced by Depositary Receipts
           (Title of each class of securities covered by this Form)

  Common Units Representing Limited Partner Interests Evidenced By Depositary
                                   Receipts
  (Titles of all other classes of securities for which a duty to file reports under Section 13 or 15(d) remain)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)     [ ]  Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)    [ ]  Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)     [ ]  Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)    [ ]  Rule 15d-6             [ ]
     Rule 12h-3(b)(1)(i)     [X]

Approximate number of holders of record as of the certification or notice date:
0

Pursuant to the requirements of the Securities Exchange Act of 1934, Terra Nitrogen Company, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: May 27, 1997       By: /s/ George H. Valentine
                             ---------------------------------------------------
                             George H. Valentine
                             Vice President and General Counsel of Terra
                             Nitrogen Corporation, General Partner of Registrant

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